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                                                                    EXHIBIT 11.1



                               CARDIOMETRICS, INC.


                 Statement of Computation of Net Loss Per Share
                 (In thousands, except net loss per share data)



                                                                       Three Months Ended                  Nine Months Ended
                                                                         September 30,                       September 30,
                                                                     1996              1995            1996             1995
                                                                 --------------    -------------   -------------    --------------

Net loss                                                              $  (855)        $  (696)        $(1,623)        $(1,911)

Shares used in computation of net loss per share:
  Weighted average of shares of common stock outstanding                6,879             138           6,772             124
  Shares related to Staff Accounting Bulletin Nos. 55, 64 and 83           --             184              --             184
                                                                      -------         -------         -------         -------

  Shares used in net loss per share computation                         6,879             322           6,772             308
                                                                      =======         =======         =======         =======

Net loss per share                                                    $ (0.12)        $ (2.16)        $ (0.24)        $ (6.20)
                                                                      =======         =======         =======         =======


Calculation of shares outstanding for
computing pro forma net loss per share:
  Adjusted to reflect the effect of assumed conversion of
  convertible preferred stock from the date of issuance                                  4,279                            4,177
                                                                                   -------------                    --------------
Shares used in computing pro forma net loss per share                                    4,601                            4,485
                                                                                   -------------                    --------------

Pro forma net loss per share                                                        $     (0.15)                     $    (0.43)
                                                                                   =============                    ==============

Notes:
(1) The 1996 computation includes the conversion of preferred stock which occurred upon consummation of the Company's initial public offering on November 3, 1995.